Exhibit 4.18

THIS AMENDING AGREEMENT is made as of the 18th day of June, 2002 BETWEEN:

MAD CATZ, INC.

(“Borrower”)

- and -

CONGRESS FINANCIAL CORPORATION
(CENTRAL)

(as lender, “Lender” and as US Collateral Agent,
“US Collateral Agent”).

WHEREAS Lender and US Collateral Agent entered into certain financing arrangements with Borrower pursuant to which Lender made loans and provided other financial accommodations to Borrower, on the terms and conditions set forth in a Loan Agreement dated September 25, 2000 between Lender, US Collateral Agent and Borrower (the “Original Loan Agreement”);

AND WHEREAS Borrower, Lender and US Collateral Agent amended the Original Loan Agreement and, for ease of reference, restated such amended Original Loan Agreement in a First Amended and Restated Loan Agreement dated September 5, 2001 between Borrower, Lender and US Collateral Agent (the “First Amended and Restated Loan Agreement”);

AND WHEREAS the parties hereto wish to amend certain terms and conditions of the First Amended and Restated Loan Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties hereto agree to amend the Loan Agreement as provided herein:

SECTION 1  General

In this Amending Agreement, unless otherwise defined or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the First Amended and Restated Loan Agreement.

SECTION 2  To be Read with First Amended and Restated Loan Agreement

This Amending Agreement is an amendment to the First Amended and Restated Loan Agreement. Unless the context of this Amending Agreement otherwise requires, the First Amended and Restated Loan Agreement and this Amending Agreement shall be read together and shall have effect as if the provisions of the First Amended and Restated Loan Agreement and this Amending Agreement were contained in one agreement. The term “Agreement” when used in the First Amended and Restated Loan Agreement means the First Amended and Restated Loan Agreement, as amended by this Amending Agreement, together with all further amendments, supplements, restatements and replacements thereof from time to time.

SECTION 3  No Novation

Nothing in this Amending Agreement, nor in the First Amended and Restated Loan Agreement when read together with this Amending Agreement, shall constitute novation, payment, readvance, or otherwise of any existing Obligations of the Borrower.

SECTION 4  Amendments

(a)  Section 1.2 (“Accounts”) is deleted and replaced with the following:

“1.2  “Accounts”

shall mean all present and future rights of Borrower, MCEL and MCL to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.”

(b)  Section 1.28 (“Information Certificate”) is deleted and replaced with the following:

“1.28  “Information Certificate”

shall mean, collectively, the Information Certificate of Borrower constituting Exhibit A to the Original Loan Agreement, the Information Certificates of each other Obligor provided at the time of entering into the Original Loan Agreement, the Informaton Certificates provided by each of MCEL and MCL on or about the date hereof, a Certificate dated June 18, 2002 provided by Morris Perlis and provided by Whitney Peterson, each containing material information with respect to a particular Person, as applicable, its business and assets provided by or on behalf of such Persons to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.”

(c)  Section 1.31 (“Inventory”) is deleted and replaced with the following:

“1.31  “Inventory”

shall mean all of Borrower’s, MCEL’s and MCL’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.”

(d)  Section 1.48 (“Records”) is deleted and replaced with the following:

“1.48  “Records”

shall mean all of Borrower’s, MCEL’s and MCL’s Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower, MCEL and MCL with respect to the foregoing maintained with or by any other person).”

(e)  Section 1 (“Definitions”) is hereby amended by adding the following definitions:

““MCEL”

shall mean Mad Catz Europe Limited, a company incorporated and existing under the laws of England and Wales;”

““MCL”

shall mean Mad Catz Limited, a company incorporated and existing under the laws of England and Wales;”

(f)  Section 5.3(c) (“Collection of Accounts”) is hereby amended by inserting the words “and U.K.” after “U.S.” on the first line thereof.

(g)  Section 7.3 (“Chief Executive Office; Collateral Locations”) is hereby deleted and replaced with the following:

“7.3  Chief Executive Office; Collateral Locations

The chief executive office of Borrower and Borrower’s Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate and such new locations, if any, heretofore established by Borrower prior to the date hereof in accordance with the Original Loan Agreement, subject to the right of Borrower to establish new locations in accordance with Section 8.2 below. The Information Certificates correctly identify the chief executive office of each Obligor and all other places of business and other locations, if any, at which any Obligor maintained any Collateral, in all such respects, as of the date of the Original Loan Agreement. The Information Certificates also correctly identify any of such locations which are not owned by Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of Borrower’s knowledge, the holders of any mortgages on such locations as of the date of the Original Loan Agreement.

Lender acknowledges that the Borrower has moved its chief executive office to 7480 Mission Valley Road, Suite 101, San Diego, California 92108.”

SECTION 5  Representations and Warranties

In order to induce Lender to enter into this Amending Agreement, Borrower represents and warrants to Lender as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)  the representations and warranties set forth in Section 7 of the First Amended and Restated Loan Agreement continue to be true and correct as of the date hereof;

(b)  all necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of this Amending Agreement by Borrower, Borrower has duly executed and delivered this Amending Agreement, and this Amending Agreement is a legal, valid and binding obligation of Borrower, enforceable against it by Lender and US Collateral Agent in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditor’s rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies;

(c)  no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default exists; and

(d)  Borrower is in compliance in all material respects with the covenants contained in Section 5, Section 6 and Section 8 of the Loan Agreement.

SECTION 6  Conditions Precedent

This Amending Agreement shall not be effective until Lender has received duly executed originals of the following documents:

(a)  this Amending Agreement executed by Borrower;

(b)  guarantee and security executed by MCEL and MCL, each in form and substance satisfactory to Lender;

(c)  a landlord consent and waiver executed by the landlord and the tenant in respect of each location where collateral owned by MCEL or MCL is situate, in form and substance satisfactory to Lender;

(d)  confirmation of guarantees and security by each Obligor (other than MCEL and MCL), in form and substance acceptable to Lender;

(e)  a Certificate executed by Morris Perlis, in form and substance acceptable to Lender;

(f)  a Certificate executed by Whitney Peterson, on behalf of the Borrower, in form and substance acceptable to Lender;

(g)  payment of all fees owing to Lender as of the date hereof;

(h)  opinion from Lender’s UK counsel in form and substance acceptable to Lender; and

(i)  such other documents and instruments as may be reasonably required by Lender.

SECTION 7  Expenses

Borrower shall pay all fees and expenses, including, without limitation, legal fees incurred by Lender in connection with the preparation, negotiation, completion, execution, delivery and review of this Amending Agreement and all other documents and instruments arising herefrom and therefrom and/or executed in connection herewith and therewith.

SECTION 8  Continuance of First Amended and Restated Loan Agreement and Security

The First Amended and Restated Loan Agreement, as amended, supplemented, changed or modified by this Amending Agreement, shall continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. It is agreed and confirmed that, after giving effect to this Amending Agreement, all security delivered by Borrower and any Obligor secures the payment of all of the Obligations including, without limitation, the obligations arising under the First Amended and Restated Loan Agreement, as amended by the terms of this Amending Agreement.

SECTION 9  Counterparts

This Amending Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 10  Governing Law

The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

MAD CATZ, INC.

By:	/s/ DARREN RICHARDSON
Name: Darren Richardson Title: Director

By:	/s/ ANDREW SCHMIDT
Name: Andrew Schmidt Title: Director

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ HARRY ROSENFELD
Name: Harry Rosenfeld Title: Senior Vice President

By:	/s/
Name: Title: